Exhibit 99.1

IMPERIAL ANNOUNCES THE PRICING OF $70 MILLION OF SENIOR UNSECURED

CONVERTIBLE NOTES

Boca Raton, FL, February 12, 2014 - Imperial Holdings, Inc. (NYSE: IFT) (“Imperial”) announced today the pricing of $70,000,000 aggregate principal amount of 8.50% Senior Unsecured Convertible Notes Due 2019 (the “Notes”), which are anticipated to be sold, subject to market and other conditions, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to accredited investors pursuant to Rule 506 under the Securities Act. Imperial has also granted the initial purchaser a 30-day option to purchase up to an additional $14,000,000 aggregate principal amount of the Notes.

The maturity date of the Notes is February 15, 2019. The Notes will pay interest semi-annually at a rate of 8.50% per annum beginning on August 15, 2014. The Notes are Imperial’s unsecured and unsubordinated obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the Notes.

The Notes are, subject to certain limitations, convertible into shares of Imperial’s common stock at a conversion rate of 147.9290 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances (equal to a conversion price of $6.76 per share). The conversion price represents approximately a 25% premium above the $5.40 per share closing price of Imperial’s common stock on the New York Stock Exchange on February 12, 2014.

Because the Notes are initially convertible in full into more than 20% of Imperial’s outstanding common stock, Imperial has agreed to seek the approval of the holders of its outstanding shares of its common stock at its next annual shareholders’ meeting for the issuance of more than 20% of Imperial’s outstanding common stock upon conversion of the Notes. Prior to the earlier of shareholder approval, the date on which shareholder approval is no longer required, or August 15, 2018, holders may only surrender their Notes for conversion for a combination of cash and common stock upon the satisfaction of certain conditions. Note holders who are either affiliated with Imperial’s directors or executive officers or are owners of 5% or more of Imperial’s common stock will be subject to additional limitations on the number of shares of common stock that may be delivered to them with respect to a conversion of Notes they own prior to shareholder approval.

Imperial may not redeem the Notes prior to February 15, 2017. On and after February 15, 2017, and prior to the maturity date, Imperial may redeem for cash all, but not less than all, of the Notes if the last reported sale price of Imperial’s common stock equals or exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date Imperial delivers notice of the redemption. The redemption price will be equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date.

Imperial estimates that the net proceeds from this offering will be approximately $66.7 million (or approximately $80.2 million if the initial purchaser’s purchase option is exercised in full) after deducting the initial purchaser’s discounts, placement fees and estimated offering expenses. Imperial intends to use the proceeds from the offering to make selective investments in the life settlement asset class, including by lending against portfolios of policies that it believes have attractive underwriting and cash flow characteristics and by strategically acquiring life insurance policies in the secondary and tertiary markets. Imperial may also use a portion of the proceeds to pay the premiums on certain life insurance policies that it owns and for general corporate purposes, including working capital.

The Notes and the underlying shares of common stock that may be delivered upon conversion of the Notes have not been registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Company Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.672.6114

IR@imperial.com

www.imperial.com